SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Paxar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.10 per share

(2)	Aggregate number of securities to which transaction applies:

39,606,630

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 29, 2004

Dear Fellow Shareholders:

We invite each of you to attend Paxar Corporation’s Annual Meeting of Shareholders on Thursday, April 29, 2004, at 9:30 a.m. at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York. We are also providing you copies our 2003 Annual Report and the Proxy Statement attached to this letter.

We are pleased that Harvey L. Ganis and Roger M. Widmann, who were elected to our Board this January, are nominees for the first time. Mr. Ganis is a financial consultant providing due diligence services to a New York based hedge fund. Mr. Widmann is a Principal of the investment banking firm of Tanner & Co., Inc. and Chairman of Lydall Inc., a NYSE-listed manufacturer of thermal, acoustical and filtration materials. They each bring to Paxar a broad perspective of our business as well as extensive experience with a wide range of corporate financial activities.

At this year’s Annual Meeting, you will be asked to re-elect five Directors to two-year terms, to elect Mr. Ganis to a two-year term and to elect Mr. Widmann to a one-year term. As a Shareholder of Record, even if you plan to attend the 2004 Annual Meeting in person, we request that you vote as soon as possible by completing the enclosed proxy card, signing and dating the card, and then mailing it in the enclosed envelope. Alternatively, you may vote over the Internet or by phone, pursuant to the instructions included with your proxy card.

Your vote is very important to us. We appreciate your continued support.

If you will need special assistance to attend the meeting, please contact Paxar’s Secretary at the address above.

Very truly yours,

Arthur Hershaft Chairman of the Board and Chief Executive Officer
March 29, 2004
YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
OR CAST YOUR VOTE OVER THE INTERNET OR BY PHONE
PER THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

Paxar Corporation

NOTICE OF ANNUAL MEETING

April 29, 2004, 9:30 a.m.

InterContinental The Barclay New York
111 East 48th Street
New York, New York 10017

To the Shareholders of Paxar Corporation:

We will hold the Annual Meeting of Shareholders of Paxar Corporation, a New York corporation, at the time and place indicated above. The items of business to be placed before the Meeting are:

1.	To re-elect five Directors to serve for two-year terms, to elect one Director to serve for a two-year term, and to elect one Director to serve for a one-year term; and

2.	To transact any other business as may properly come before the Meeting.

The election of Directors is more fully described in the following pages. You must be a Shareholder of Record at the close of business on March 19, 2004 to be entitled to notice of the 2004 Annual Meeting and to vote at the 2004 Annual Meeting.

By Order of the Board of
Directors,

Robert S. Stone, Vice President and Secretary

White Plains, New York

March 29, 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2004 Annual Meeting, please promptly complete, sign and date your enclosed proxy card, which is solicited by the Board of Directors, and return it in the enclosed envelope, or vote electronically or by phone in accordance with the instructions included with your proxy card. You may revoke your proxy at any time before it is voted for you at the Annual Meeting. If you execute a proxy or vote via the Internet or by phone, you may still attend the 2004 Annual Meeting, revoke your proxy vote and vote in person.

TABLE OF CONTENTS

Information About the Annual Meeting	1
Information About Attending the Annual Meeting	1
Information About this Proxy Statement	1
Information About Voting	1
Information About Votes Necessary for Action to Be Taken	2
Actions to be Taken at the Annual Meeting	3
PROPOSAL 1: RE-ELECTION OF FIVE DIRECTORS FOR TWO-YEAR TERMS, ELECTION OF ONE DIRECTOR FOR A TWO-YEAR TERM, AND ELECTION OF ONE DIRECTOR FOR A ONE-YEAR TERM	3
Biographical Information about Nominees	3
Biographical Information about Directors	5
MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES	6
Compensation of Directors	9
Meetings of and Communications to Non-Management Directors and Lead Director	9
Director Attendance at Annual Meeting	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
EXECUTIVE COMPENSATION	13
Option Grants in Last Fiscal Year	14
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	15
Employment Contracts and Termination of Employment and Change of Control Arrangements	16
Compensation Committee Interlocks and Insider Participation	18
Report of the Executive Development and Compensation Committee of the Board of Directors on Executive Compensation	18
PERFORMANCE GRAPH	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
INDEPENDENT ACCOUNTANTS	21
Section 16(a) Beneficial Ownership Reporting Compliance	22
Deadline for Receipt of Shareholder Proposals	22
Paxar’s Annual Report on Form 10-K and Corporate Governance Compliance Documents	23

i

Paxar Corporation

105 Corporate Park Drive
White Plains, New York 10604
(914) 697-6800

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our 2004 Annual Meeting of Shareholders will be held on Thursday, April 29, 2004, at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017, at 9:30 a.m. All Shareholders of Record at the close of business on March 19, 2004 may attend and vote at the Annual Meeting.

Information About this Proxy Statement

We sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission, which information is designed to assist you in voting your shares. We began mailing these proxy materials on March 29, 2004 to all Shareholders of Record at the close of business on March 19, 2004. We will bear the entire expense of soliciting these proxies by use of the mails. In addition to our solicitation by mail, certain of our officers and other employees may solicit proxies, without additional remuneration for such services, in person, or by phone, fax or e-mail.

Information About Voting

You can vote on matters coming before the Annual Meeting in person, by proxy using the enclosed proxy card, via the Internet, or by telephone per the instructions included with your proxy card. You may vote for all, some or none of the nominees for Director.

If you vote by proxy, you can vote by signing, dating and returning the proxy card. You can also vote by phone or via the Internet. If you do so, the individuals named on the card will be your proxies, and they will vote your shares in the manner you indicate.

If you do not indicate how to vote your shares, your proxies will vote your shares FOR the election of all management nominees for Director

The Board of Directors anticipates that all of the nominees will be available to serve and does not know of any other matters that may be brought before the Annual Meeting. If any other matter should come before the Annual Meeting or any of the nominees for Director is unable to or declines to serve, your proxies will have discretionary authority to vote in accordance with their best judgment unless the proxy card is marked to the contrary.

If you want to vote in person, you may attend the Annual Meeting and cast your vote there. You may do this even if you have signed and returned the enclosed proxy card or voted by phone or via the Internet. In that case, any earlier proxy you may have submitted will be considered revoked. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation to our Secretary, Robert S. Stone. If, prior to the Annual Meeting, you wish to change a vote submitted by telephone or on the Internet, you may call the toll-free number or go to the Internet site, as applicable, and follow the instructions for changing your vote. If you want to vote at the 2004 Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your nominee naming you as its proxy to vote the shares.

Information About Votes Necessary for Action to be Taken

As of March 19, 2004, there were 39,606,630 shares of our common stock issued and outstanding. The common stock is the only outstanding class of securities entitled to vote. Each share has one vote. Only Shareholders of Record as of the close of business on March 19, 2004 will be entitled to vote at the Annual Meeting. A list of Shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any Shareholder. The presence at the Annual Meeting of holders of at least a majority of the shares outstanding on March 19, 2004, either in person or by proxy, is necessary to constitute a quorum, which is required in order to conduct business at the Annual Meeting.

The following votes are required at the Annual Meeting:

•	A plurality of all the votes cast for Directors at the 2004 Annual Meeting will re-elect five Directors for two-year terms, elect one Director for a two-year term and elect one Director for a one-year term.

You may withhold authority to vote for any or all of the nominees for Director. You may abstain from voting on any other matter that may come before the Annual Meeting. Except with respect to the election of Directors, proxies marked “abstain” and proxies marked to deny discretionary authority on any other matters that may come before the Meeting will only be counted for the purpose of determining the presence of a quorum, and will have no effect on the outcome. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1. RE-ELECTION OF FIVE DIRECTORS FOR TWO-YEAR TERMS, ELECTION OF ONE DIRECTOR FOR A TWO-YEAR TERM AND ELECTION OF ONE DIRECTOR FOR A ONE-YEAR TERM.

The number of Directors on our Board has been set at 12. Our Board has determined that all of our Directors, except for Arthur Hershaft, Victor Hershaft and Jack Becker, are independent under New York Stock Exchange Rules, because those independent directors do not have any relationship with us other than as Directors. There are two classes of Directors, each of which is elected in alternate years for a two-year term and until their successors are duly elected and qualified. At this year’s Annual Meeting, five persons, all incumbents who have served a two-year term, have been nominated for re-election to the Board. In addition, Harvey L. Ganis, who was elected to our Board in January of this year, has been nominated for election to the Board for a two-year term and Roger M. Widmann, who also was elected to our Board in January of this year, has been nominated for a one-year term.

Proxies not marked to the contrary will be voted “FOR” the election of the following seven persons:

Name	Age	Position with the Company	Director Since

Arthur Hershaft	66	Chairman and Director	1961
Joyce F. Brown	57	Director	2001
David L. Kolb	65	Director	2001
Thomas R. Loemker	73	Director	1987
James C. McGroddy	67	Director	1998
Harvey L. Ganis	62	Director	2004
Roger M. Widmann	64	Director	2004

Biographical Information about Nominees with Terms to Expire in 2006

Arthur Hershaft has served as our Chairman of the Board since 1986. He also served as our Chief Executive Officer from 1980 through August 2001, resuming that position in May 2003. Mr. Hershaft is a Member of the Board of Overseers of the Albert Einstein College of Medicine of Yeshiva University and is a member of its Budget and Finance Committee.

Joyce F. Brown, Ph.D., has been the President of the Fashion Institute of Technology (FIT), a specialized college of art and design, business and technology of the State University of New York, since 1998. Prior to her appointment at FIT, Dr. Brown served the City University of New York from 1968 in a variety of positions, most recently as Professor of Clinical Psychology at CUNY’s Graduate School and University Center, where she is now Professor Emerita. Among her roles at CUNY, Dr. Brown served as acting President of Bernard Baruch College and Vice Chancellor for Urban Affairs and Development. She was Deputy Mayor of the City of New York during the administration of Mayor David Dinkins. Dr. Brown serves on numerous public, education and corporate boards, including Polo Ralph Lauren Corp., United States Enrichment Corp., New York City Outward Bound, and the Women’s Committee of the Central Park Conservancy.

David L. Kolb is the Chairman of the Board of Directors of Mohawk Industries, Inc. He joined Mohawk in 1980 and was Chief Executive Officer from 1988 until January 1, 2001. Mohawk is a major producer of ceramic tile, carpeting and rugs. Previously, Mr. Kolb spent 19 years with Allied Signal Corporation, last serving as Vice President and General Manager of the Home Furnishings Business area. Mr. Kolb serves on the Boards of Directors of Chromcraft Revington Corporation and Aaron Rents, Inc. and the Board of Trustees for Oglethorpe University.

Thomas R. Loemker was Vice Chairman of our Board of Directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the Board of Directors of Monarch Marking Systems, Inc. from 1995 to 1997, when he retired. The non-management Directors elected Mr. Loemker to be Lead Director on July 24, 2002. He continues to serve in that position.

James C. McGroddy, Ph.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996, including seven years as Senior Vice President of Research. Dr. McGroddy is the Chairman of the Board of MIQS, a Colorado-based healthcare information technology company. He is a Trustee of St. Joseph’s University in Philadelphia, Pennsylvania, and a Director of Advanced Networks and Services, Inc.

Harvey L. Ganis is a financial consultant providing due diligence services to a New York based hedge fund. From 1963 until his retirement in 1998, he was with Arthur Andersen LLP serving clients across a variety of industries, including serving Paxar as engagement and advisory partner. He became a partner of Arthur Andersen LLP in 1974.

Biographical Information about Nominee with Term to Expire in 2005

Roger M. Widmann is a principal of the investment banking firm Tanner & Co., Inc., specializing in servicing corporations ranging from Fortune 200 companies to mid-sized. He currently serves as Chairman of Lydall, Inc. and is a director of Cedar Shopping Centers, Inc. From 1986 to 1995 he was Senior Managing Director of Chemical Securities Inc., a subsidiary of Chemical Banking Corporation.

Biographical Information about Directors Continuing in Office with Terms to Expire in 2005

Name	Age	Position with the Company	Director Since

Jack Becker	67	Director	1968
Leo Benatar	73	Director	1996
Victor Hershaft	60	Director	1989
David E. McKinney	68	Director	1992
James R. Painter	59	Director	2003

Jack Becker is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel, since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.

Leo Benatar is Principal, Benatar & Associates, Consultants. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and Senior Vice President of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the Board of Directors of Mohawk Industries, Inc., Interstate Bakeries Corporation, and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.

Victor Hershaft served as our Vice Chairman from December 1998 through his retirement on December 31, 2001. He then served as a Consultant to the company through December 31, 2003. Since 1989, he served in various executive capacities, including President of Apparel Identification. He is a member of the Board of Directors of the American Apparel and Footware Association and Chairman of its Supplier and Resource Division. He is also on the Board of Directors of Westchester Community Services. Victor Hershaft and Arthur Hershaft are first cousins.

David E. McKinney has been the President of the Metropolitan Museum of Art since February 1999. He is also the Executive Secretary of the Thomas J. Watson Foundation and Director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice President and a Member of the Corporate Management Board. Mr. McKinney is a member of the Board of Directors of Organization Resource Counselors, International Executive Service Corps, and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.

James R. Painter was Chairman of The 8th Summit LLC, a retail investment group, from October 2000 through August 2003. Prior to that position, from December 1996 to August 1999, he served as Chairman and CEO of Modern Woman, Inc., a woman’s apparel retail company. His previous experience includes positions as Executive Vice President and Member of the Board of Directors of American Retail Group, Inc. and Senior Vice President, Finance of TW Services. Mr. Painter has also served as Chairman of the Board of Phelps Memorial Hospital Center, Sleepy Hollow, New York, and as a member of the National Policy Association, Washington, D.C.

MEETINGS OF THE BOARD OF DIRECTORS AND

INFORMATION REGARDING COMMITTEES

The Board of Directors held four meetings in 2003. Each Director attended at least 75% of the total number of Board meetings and of the meetings of committees on which such Director served.

The Board of Directors has three standing committees: the Audit Committee, the Executive Development and Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee is composed of James R. Painter (Chairman), Harvey L. Ganis, David L. Kolb, Thomas R. Loemker and James C. McGroddy. Our Board has determined that all members of its Audit Committee are independent and that Messrs. Painter, Ganis, Kolb and Loemker are audit committee financial experts under applicable SEC and New York Stock Exchange Regulations. The duties of the Audit Committee include the hiring and retaining of the company’s independent auditors and internal auditors, both of which report to the Committee. The Committee reviews our Code of Business Ethics compliance program, as well as our environmental, health and safety program. The Committee also reviews, prior to publication, our quarterly earnings releases and reports to the SEC on Form 10-K and Form 10-Q. The Audit Committee held nine meetings in 2003.

Report of the Audit Committee

In July 2003, the Committee met to review the proposal from PricewaterhouseCoopers LLC (“PwC”), its auditor for 2002, for the scope of audit services and related fees for 2003. The Committee also entertained a like proposal from Ernst & Young LLC (“E&Y”). Both proposals were thoroughly evaluated and after much discussion among the Committee members and with Management, we selected E&Y in July.

The Audit Committee then met regularly with E&Y representatives during 2003, both with and without management present, to review the scope and results of the audit engagement, the system of internal controls and procedures, and the effectiveness of procedures intended to prevent violations of laws and regulations and the implementation of internal financial controls required by the Sarbanes-Oxley Act of 2002. In compliance with SEC rules regarding auditor independence, and in accordance with the Audit Committee Charter, as first adopted on July 31, 1998 and most recently revised and restated on October 22, 2002, we reviewed all services performed by E&Y (and by PwC prior to July 2003) for the Company in 2003, within and outside the scope of the quarterly and annual auditing function.

We also:

Regularly scheduled discussions of the quarterly unaudited and annual audited financial statements with management and the independent auditor;

Reviewed the Company’s disclosures in the Management Discussion and Analysis sections of such statements;

Reviewed quarterly earnings press releases;

Reviewed financial disclosure controls and procedures;

Reviewed all proposals and approved in advance all fees for performing any work, other than Audit matters, by our independent accountants;

Implemented reporting responsibility for both the independent and the internal audit functions; and

Monitored the certification programs for the Company’s Code of Business Ethics for Financial Executives, adopted in 2002, and the Code of Business Ethics for all employees, adopted in 1998.

At our January 20, 2004 meeting, we reviewed the audit, tax and audit-related services the Company had received from E&Y to date and the amount of such services projected for 2004. The Committee determined that the providing of such services by E&Y was compatible with the preservation of their independent status as our auditors.

We have reviewed and discussed the audited financial statements for 2003 with management and discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by SAS Nos. 89 and 90. Also, at our meeting on March 10, 2004, we received from E&Y the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. Their letter, dated March 10, 2004 and presented at our meeting on that date, states that they acted as independent accountants with respect to the Company. We discussed their independence with them. Based on the discussions referred to above, we recommended that the audited financial statements be included in Paxar’s Annual Report on Form 10-K for 2003 for filing with the SEC.

We have reviewed the Committee’s Charter, as Revised and Restated October 22, 2002, attached as Exhibit B to our Proxy Statement filed March 31, 2003, and have determined that it meets applicable SEC and New York Stock Exchange standards. The Board of Directors has determined that the Audit Committee members are independent and have the expertise to serve on the Committee pursuant to all relevant criteria.

Signed:	James R. Painter, Chairman
Harvey L. Ganis
David L. Kolb
Thomas R. Loemker
James C. McGroddy

The Executive Development and Compensation Committee is composed of Leo Benatar (Chairman), Joyce F. Brown, James C. McGroddy and David E. McKinney, all of whom are independent directors under the New York Stock

Exchange rules. The Committee’s mission includes executive development and succession planning as part of its Charter as well as the compensation of the Company’s executives. The Committee has responsibility for evaluating the performance of the Chief Executive Officer and, as part of the succession planning process, reviewing the CEO’s evaluation of the executives who report directly to the CEO. The Committee’s duties also include approving the compensation arrangements for the five highest-salaried executives, approving the Annual Incentive Plan, authorizing the issuance of stock options, performance share units and other stock-based awards under the Paxar 2000 Long-Term Performance and Incentive Plan, and monitoring the compensation and incentive programs for all of our executives. The Committee held two meetings in 2003.

The Nominating and Corporate Governance Committee during 2003 was composed of Jack Becker (Chairman), Leo Benatar, and David L. Kolb. Mr. Becker resigned as Chairman after the January 21, 2004 Committee meeting. Mr. Kolb assumed the role of Chairman of the Committee and Roger M. Widmann was elected to the Committee at that time. The Board has determined that all members of the Committee are independent. Mr. Becker will serve the Committee in an ex officio role. The Committee closely followed the adoption of the Corporate Accountability and Listing Standards by the New York Stock Exchange and the regulations issued pursuant to the Sarbanes-Oxley Act of 2002. These developments in the area of corporate governance gave the Committee reason to continue to review its mission, the missions of the other standing committees of the Board, and the Company’s and the Board’s compliance with the SEC regulations issued to implement the new requirements. As a result, the Committee re-affirmed the Corporate Governance Guidelines adopted by the Board of Directors at its January 30, 2003 meeting and the Committee’s Charter adopted on January 29, 2003.

The Committee’s duties and responsibilities include recommending nominees to the Board of Directors in accordance with the Committee’s Charter and the Company’s Corporate Governance Guidelines, both of which are accessible at Paxar’s website, www.paxar.com, by clicking on Investor Relations, Corporate Governance, and Committee Structure. Members of the Committee regularly discuss potential candidates who would have an appreciation for the global structure of the Company’s operations and familiarity with the apparel and retail industries. The Committee identified Mr. Ganis and Mr. Widmann in the early Fall of 2003 as fitting the criteria established by the Corporate Guidelines and the Committee’s Charter. Meetings were subsequently scheduled with each of the candidates and with Committee members and other members of the Board. As a result, both candidates were unanimously recommended for, and elected to, Board membership at the January 21-22, 2004 meeting of the Board of Directors, and have been nominated for election by Shareholders to full terms as Directors.

The Committee also reviews issues of public and social interest affecting the Company, advises the Board and management on corporate governance matters, reviews Directors compensation, and evaluates and recommends measures for improving the effectiveness of the Board. The Committee will consider candidates recommended by Shareholders who meet the criteria for Board membership established in the Corporate Governance Guidelines and the Committee’s Charter. Shareholders desiring to make such recommendations may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications. The Nominating and Governance Committee held two meetings in 2003.

Compensation of Directors

Directors are paid an annual retainer of $22,000 plus $1,500 for attendance at each meeting of the Board of Directors, $1,000 for each Committee meeting on days when there is no Board Meeting, and $750 for participating in a Board or Committee meeting by telephone. Committee Chairmen receive an additional annual fee of $2,500. The Company grants each Director elected at the Annual Shareholders Meeting 7,500 stock options. The Lead Director receives an additional annual stipend of $10,000. Arthur Hershaft, Jack Becker and Victor Hershaft receive no fee for their services as Directors. The Company reimburses Directors for travel expenses incurred attending Board and Committee meetings pursuant to the Company’s practices for reimbursing comparable employee expenses.

Under our Deferred Compensation Plan for Directors, which was approved at our 1998 Annual Meeting, Directors who are not employees can defer receipt of their fees and have them credited to an account that is based on Units determined by reference to our common stock. If a Director elects to defer his fees, we will credit the Director’s account with Units equal to that number of shares that the fees would have bought based on the closing price of our common stock on the previous day. The number of Units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of Units will decrease with reverse stock splits and similar reorganizations. When a Director elects to receive payment for deferred fees, the Director will receive an amount equal to the number of Units multiplied by the closing price of our common stock on the day before the election.

Meetings of and Communications to Non-Management Directors and Lead Director

The non-management Directors meet in executive sessions after each Board meeting and at such other times as they may determine. Thomas R. Loemker has been chosen by the non-management Directors to act as the Lead Director and preside at their meetings. Stockholders wishing to communicate with the Board of Directors should write to: Thomas R. Loemker, Lead Director, Paxar Corporation, 105 Corporate Park Drive, White Plains, NY 10604. Communications may also be addressed to individual members of the Board at the same address. All such communications will be treated in confidence and forwarded to the addressee unopened.

Director Attendance at Annual Meeting

Our policy is to require all Directors and nominees for election as Directors to attend our Annual Shareholders’ Meeting. All of our Directors attended our 2003 Annual Shareholders’ Meeting, and we expect all of our Directors to attend this year’s Annual Shareholders’ Meeting as well.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table indicates how many shares of common stock were beneficially owned, as of March 19, 2004, by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each Director, (3) our Chief Executive Officer and each of our other four most highly compensated officers and (4) all Directors and executive officers as a group. In general, “beneficial ownership” includes those shares a Director or executive officer has sole or shared power to vote or transfer (whether or not owned directly), and rights to acquire common stock through the exercise of stock options that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 39,606,630 shares outstanding on March 19, 2004. In calculating the Percentage of Outstanding Shares Owned in the column below, we added shares that may be acquired within 60 days to both the other shares that the person owns and to the number of shares outstanding. The address of each of the Directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

			Percentage of
	Amount and Nature of		Outstanding
Name and Address	Beneficial Ownership		Shares Owned

Arthur Hershaft	3,469,804	(1)	8.70%
Jack Becker	167,407	(2)	*
Leo Benatar	70,444	(3)	*
Joyce F. Brown	19,500	(4)	*
Harvey L. Ganis	7,000	(5)	*
Victor Hershaft	585,552	(6)	1.47%
David L. Kolb	24,500	(7)	*
Thomas R. Loemker	332,122	(8)	*
James C. McGroddy	41,500	(9)	*
David E. McKinney	91,869	(10)	*
James R. Painter	10,500	(11)	*
Roger M. Widmann	2,000	(12)	*
Paul Chu	76,202	(13)	*
Paul J. Griswold	632,350	(14)	1.58%
Jack R. Plaxe	143,881	(15)	*
Robert S. Stone	73,127	(16)	*
James Wrigley	38,806	(17)	*
T. Rowe Price Associates, Inc.	2,877,600	(18)	7.3	%(18)
100 E. Pratt Street
Baltimore, MD 21202
Fiduciary Management, Inc.	2,816,982	(19)	7.2	%(19)
225 East Mason Street
Milwaukee, WI 53202
ICM Asset Management, Inc.,
James M. Simmons and Kevin A. Jones	2,506,340	(20)	6.4	%(20)
601 W. Main Avenue, Suite 600
Spokane, WA 99201

			Percentage of
	Amount and Nature of		Outstanding
Name and Address	Beneficial Ownership		Shares Owned

Merrill Lynch & Co., Inc.	2,102,251	(21)	5.38	%(21)
(On behalf of Merrill Lynch Investment Managers)
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381
All current directors and executive officers as a group (18 persons)	5,187,696	(22)	12.78%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 257,982 shares issuable upon the exercise of presently exercisable stock options. Does not include 198,700 shares issuable upon the exercise of stock options that are not presently exercisable. Also includes 255,022 shares held by a charitable foundation of which Mr. Hershaft is a trustee, of which shares Mr. Hershaft disclaims beneficial ownership, and over which shares Mr. Hershaft exercises shared voting and dispositive power.

(2)	Includes 55,812 shares issuable upon the exercise of presently exercisable stock options. Also includes 75,072 shares owned of record by Mr. Becker’s wife and 6,250 shares held by a charitable foundation of which Mr. Becker is the president, all of which shares Mr. Becker disclaims beneficial ownership.

(3)	Includes 57,521 shares issuable upon the exercise of presently exercisable stock options. Also includes 2,140 shares owned of record by Mr. Benatar’s wife, of which shares Mr. Benatar disclaims beneficial ownership.

(4)	Includes 19,500 shares issuable upon the exercise of presently exercisable stock options.

(5)	Includes 2,000 shares issuable upon the exercise of presently exercisable stock options. Also includes 5,000 shares owned of record by Mr. Ganis’s wife, of which shares Mr. Ganis disclaims beneficial ownership.

(6)	Includes 144,532 shares issuable upon the exercise of presently exercisable stock options. Also includes 135,741 shares owned of record by Mr. Hershaft’s wife, of which shares Mr. Hershaft disclaims beneficial ownership.

(7)	Includes 19,500 shares issuable upon the exercise of presently exercisable stock options.

(8)	Includes 49,708 shares issuable upon the exercise of presently exercisable stock options. Also includes 144,611 shares owned of record by Mr. Loemker’s wife, of which shares Mr. Loemker disclaims beneficial ownership.

(9)	Includes 37,500 shares issuable upon the exercise of presently exercisable stock options.

(10)	Includes 55,812 shares issuable upon the exercise of presently exercisable stock options.

(11)	Includes 9,500 shares issuable upon the exercise of presently exercisable stock options.

(12)	Includes 2,000 shares issuable upon the exercise of presently exercisable stock options.

(13)	Includes 64,550 shares issuable upon the exercise of presently exercisable stock options. Does not include 58,550 shares issuable upon the exercise of stock options that are not presently exercisable.

(14)	Includes 542,400 shares issuable upon the exercise of presently exercisable stock options. The information with respect to shares of common stock directly held by Mr. Griswold is as of May 30, 2003, and the information with respect to shares of common stock issuable upon the exercise of presently exercisable stock options held by Mr. Griswold is as of March 19, 2004. Paxar has not received information from Mr. Griswold as to his beneficial ownership of shares of common stock. The information is based on filings under Section 16 of the Securities Exchange Act of 1934 and Paxar’s records.

(15)	Includes 128,881 shares issuable upon the exercise of presently exercisable stock options. Does not include 61,350 shares issuable upon the exercise of stock options that are not presently exercisable.

(16)	Includes 52,300 shares issuable upon the exercise of presently exercisable stock options. Does not include 49,800 shares issuable upon the exercise of stock options that are not presently exercisable.

(17)	Includes 38,750 shares issuable upon the exercise of presently exercisable stock options. Also includes 56 shares owned of record by Mr. Wrigley’s child, of which shares Mr. Wrigley disclaims beneficial ownership. Does not include 61,250 shares issuable upon the exercise of stock options that are not presently exercisable.

(18)	Represents shares of common stock beneficially owned as of December 31, 2003, as indicated on the report on Form 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc., and includes 1,963,800 shares of our common stock held by T. Rowe Price Small-Cap Stock Fund. T. Rowe Price Associates exercises sole dispositive power with respect to all of these shares and sole voting power with respect to 495,900 of these shares; T. Rowe Price Small-Cap Stock Fund exercises sole voting power with respect to 1,963,800 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 13, 2003, and assumes no acquisition or disposition by T. Rowe Price Associates or T. Rowe Price Small-Cap Stock Fund since December 31, 2003.

(19)	Represents shares of common stock beneficially owned as of December 31, 2003, as indicated on the report on Form 13G filed by Fiduciary Management, Inc. Fiduciary Management, Inc. exercises sole dispositive power with respect to 2,802,932 of these shares and shared dispositive power with respect to 14,050 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 13, 2003, and assumes no acquisition or disposition by Fiduciary Management, Inc. since December 31, 2003.

(20)	Represents shares of common stock beneficially owned as of December 31, 2003, as indicated on the report on Form 13G filed by ICM Asset Management, Inc., James M. Simmons and Kevin A. Jones, each of whom exercises shared voting power with respect to 1,847,990 of these shares and shared dispositive power with respect to all of these shares. Kevin A. Jones exercises sole voting power and sole dispositive power with respect to 1,000 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 13, 2003, and assumes no acquisition or disposition by ICM Asset Management, Inc., James M. Simmons or Kevin A. Jones since December 31, 2003.

(21)	Represents shares of common stock beneficially owned as of December 31, 2003, as indicated on the report on Form 13G filed by Merrill Lynch & Co., Inc., as parent holding company for Merrill Lynch Investment Managers, an operating division of Merrill Lynch & Co., consisting of its indirectly-owned asset management subsidiaries that hold shares of our common stock. Merrill Lynch & Co. exercises shared voting and dispositive power with respect to all of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 13, 2003, and assumes no acquisition or disposition by Merrill Lynch Investment Managers since December 31, 2003

(22)	Includes 1,020,598 shares issuable upon the exercise of presently exercisable stock options. Excludes shares owned by Mr. Griswold as such amount, if any, is not known.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the aggregate compensation that we paid to our Chief Executive Officers and our four other most highly compensated executive officers in 2003 (“the Named Executive Officers”) for services rendered during the last three fiscal years:

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying	LTIP
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)(1)	Payouts($)(2)

Arthur Hershaft	2003	$551,050	—	80,000	—
Chairman and Chief Executive	2002	$535,000	$270,000	87,400	$1,069,375
Officer	2001	$517,500	$225,000	60,000	—
Jack R. Plaxe	2003	$290,000	—	25,000	—
Senior Vice President	2002	$283,000	$82,800	35,200	$320,813
and Chief Financial Officer	2001	$273,000	$55,000	20,000	—
James Wrigley	2003	$341,742	$61,404	25,000	—
President, Europe, Middle	2002	$298,000	$77,400	25,000	$320,813
East, Africa	2001	$258,102	$50,000	20,000	—
Paul Chu	2003	$273,000	$142,226	25,000	—
President, Asia Pacific	2002	$260,000	$166,400	22,100	$213,875
	2001	$243,584	$80,000	15,000	—
Robert S. Stone	2003	$250,000	—	20,000	—
Vice President, General Counsel	2002	$240,000	$63,900	22,100	$213,875
and Secretary	2001	$200,000	$40,000	15,000	—
Paul Griswold(3)	2003	$235,191	—	80,000	—
Former Chief Executive Officer	2002	$540,000	$270,000	87,400	$855,500
(Resigned May 30, 2003.)	2001	$478,923	$225,000	175,000	—

(1)	Represents stock options granted under our 1997 Incentive Stock Option Plan or our 2000 Long-Term Performance and Incentive Plan.

(2)	Paid in 2003 based on performance measurements established in January 2000 comparing the price of Paxar shares in relation to the S&P 600 Index for the period January 1, 2000 through December 31, 2002.

(3)	See page 17.

Option Grants in Last Fiscal Year

The following table gives more information on stock options granted to the Named Executive Officers during the last fiscal year. We granted a total of 693,500 stock options to all of our employees in the year ended December 31, 2003.

Individual Grants					Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percent of			of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term
	Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/SH)	Date	5%	10%

Arthur Hershaft	80,000	11.54%	$14.575	1/30/2013	$697,455	$1,801,241
Jack R. Plaxe	25,000	3.60%	$14.575	1/30/2013	$217,955	$562,888
James Wrigley	25,000	3.60%	$14.575	1/30/2013	$217,955	$562,888
Paul Chu	25,000	3.60%	$14.575	1/30/2013	$217,955	$562,888
Robert S. Stone	20,000	2.88%	$14.575	1/30/2013	$174,364	$450,310
Paul Griswold (Resigned on May 30, 2003.)	80,000	11.54%	$14.575	1/30/2013	$697,455	$1,801,241

Stock options granted under our 1997 Incentive Stock Option Plan and the 2000 Long-Term Performance and Incentive Plan provide for issuance of (a) incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (b) non-qualified stock options, and (c) stock appreciation rights, which may be granted in tandem with non-qualified stock options. Options were granted in 2003 under the 2000 Plan, under which stock options may be granted to our officers and other key employees for a maximum term of 10 years. The price per share of an incentive stock option may not be less than the fair market value of our common stock on the date the option is granted. Only options granted up to a fair market value of $100,000 worth of common stock (the value being determined as of the date of the grant) exercisable for the first time during any calendar year can qualify as incentive stock options under the Internal Revenue Code.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table shows the number and value of stock options that each of the Named Executive Officers exercised during the year ended December 31, 2003. It also shows the number of exercisable and unexercisable options each of those persons held at the end of 2003, as well as the amount he would have received had he exercised his options on December 31, 2003, the last day of the year on which the New York Stock Exchange was open. On that date, the last reported sales price of our common stock was $13.40.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at FY-End(1)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur Hershaft	—	—	196,026	190,550	$502,733	$150,713
Jack R. Plaxe	—	—	153,831	66,400	$154,293	$50,238
James Wrigley	—	—	33,750	58,750	$66,305	$50,238
Paul Chu	4,688	$10,548	45,275	52,825	$100,674	$37,678
Robert S. Stone	—	—	34,275	47,825	$116,084	$37,678
Paul Griswold (Resigned on May 30, 2003.)	—	—	692,400	—	$1,801,500	—

(1)	The figures have been adjusted for stock splits effectuated in the form of stock dividends issued subsequent to the date of grant of such options.

Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities	Weighted average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
	warrants and rights	and rights	column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders*	4,676,516	$12.54	3,096,579

*	Does not include 584,000 shares available for issuance under the Paxar Employee Stock Purchase Plan. We do not have any equity compensation plan except those approved by security holders.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Arthur Hershaft’s Employment Agreement

Term and Duties. We entered into an Employment Agreement with Arthur Hershaft, our Chairman, on July 11, 2001 (“the 2001 Agreement”), which superseded our 1986 Employment Agreement with Mr. Hershaft. The 2001 Agreement was effective as of January 1, 2001, and ends on December 31, 2005 (the “Agreed Retirement Date”). Under the 2001 Agreement, we employed Mr. Hershaft as our Chief Executive Officer until September 1, 2001, and thereafter as a senior executive officer reporting to our Board until his Agreed Retirement Date or his earlier retirement. The Agreement provided that Mr. Hershaft would serve as our Chairman until December 31, 2003, and continue as a Board member until December 31, 2010. In June 2003, Paul Griswold, then Chief Executive Officer, resigned and Mr. Hershaft assumed the duties of our Chief Executive Officer.

Compensation. The Executive Development and Compensation Committee of the Board of Directors is in negotiations with Mr. Hershaft to revise his employment agreement to reflect his current role and projected future service. A new agreement is expected to be reached by mid-year. Under the 2001 Agreement, Mr. Hershaft’s compensation consists of a base salary, incentive compensation, and stock options. Mr. Hershaft’s base salary, which was $551,050 during 2003 and will be $567,600 in 2004, may be increased from time to time by the Board and may be decreased provided that the base salaries of other executive officers are commensurately decreased. While Mr. Hershaft is our Chairman, his incentive compensation will be 75% of his base salary if we achieve 100% of our target criteria for payment of the incentive compensation; thereafter, his incentive compensation will be 50% of his base salary if we achieve 100% of our targets. Mr. Hershaft will be eligible to receive grants of stock options in accordance with our policy for senior executive officers. Mr. Hershaft is also entitled to receive benefits consistent with those of other executive officers while he is a senior executive officer.

Supplemental Retirement Benefit. We have agreed to pay Mr. Hershaft a supplemental retirement benefit (“SRB”) upon termination of his employment equal to 60% of his “Final Average Compensation,” defined as the average of his highest three years’ compensation during the preceding five to seven years, depending on the date his employment terminates.

Upon his retirement, we will also provide Mr. Hershaft and his wife certain health insurance benefits, we will provide him with an administrative assistant and an office consistent with his position, duties and responsibilities, and his unvested stock options will immediately vest. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

Termination of Employment. If we terminate Mr. Hershaft’s employment without cause or he terminates his employment for good reason before the Agreed Retirement Date, we will continue to pay Mr. Hershaft’s base salary until the Agreed Retirement Date and will pay him annual incentive compensation as if we had achieved 100% of our targets for each year. All of Mr. Hershaft’s unvested options will become vested, and we will begin to pay his SRB immediately after the Agreed Retirement Date.

If Mr. Hershaft’s employment terminates before the Agreed Retirement Date due to his voluntary retirement or his death or total disability,

we will begin to pay the SRB to him (or 50% of the SRB to his spouse in the case of his death), he will be entitled to receive his other retirement benefits upon termination of his employment, and his unvested stock options will immediately vest and be exercisable for the remainder of their term. If we terminate Mr. Hershaft’s employment for cause, we will begin to pay his SRB to him upon termination of his employment.

Change of Control. If, after a change of control, we (or our successor) terminate Mr. Hershaft’s employment without cause, or he terminates his employment for good reason, we will be required to pay him an additional lump sum termination payment. The payment will be equal to (1) 2.99 times the sum of his base salary plus incentive compensation payable at 100% of targets, minus (2) payments of his base salary and incentive compensation to be made for the balance of the term of this Agreement. In no event will we be required to pay more than $1.00 less than the amount that would trigger excise tax on a parachute payment under the Internal Revenue Code.

Restrictive Covenants. Mr. Hershaft has agreed that for five years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Paul Griswold’s Employment Agreement

Term and Duties. We entered into an Employment Agreement with Paul J. Griswold, formerly our Chief Executive Officer and a member of our Board of Directors, on October 5, 2001. That Agreement was terminated effective May 30, 2003. On May 30, 2003, we entered into another agreement with Mr. Griswold, setting forth the terms of his severance as an employee of the Company. The severance agreement terminated and superseded the October 5, 2001 Employment Agreement and became effective on June 9, 2003, after expiration of a waiting period during which Mr. Griswold had the right to revoke his acceptance of the terms. Under the severance agreement, on the effective date, the Company paid Mr. Griswold a severance payment of $2 million (less applicable withholding taxes), and his unvested stock options became exercisable throughout their remaining terms. Mr. Griswold released the Company from any claims that he may have had against us arising out of his employment and agreed to continue to be bound by the restrictive covenants set out in his October 5, 2001 Employment Agreement.

Restrictive Covenants. Mr. Griswold has agreed that for three years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Jack Plaxe’s Change of Control Employment Agreement

On April 20, 1999, we entered into a Change of Control Employment Agreement with Jack R. Plaxe, Senior Vice President and Chief Financial Officer. The agreement provides that if there is a change of control of the Company, and we either terminate Mr. Plaxe’s employment without cause within three years after a change of control, or if he terminates his employment for good reason during that period, Mr. Plaxe will be entitled to not less than 2.99 times the sum of his annual base salary and the bonus that he would have earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, continued health insurance benefits and outplacement services.

Compensation Committee Interlocks and Insider Participation

Members of the Executive Development and Compensation Committee have never served as our officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or our Executive Development and Compensation Committee.

Report of the Executive Development and Compensation Committee of the Board of Directors on Executive Compensation

Executive Compensation Philosophy. Paxar’s executive compensation philosophy emphasizes three guiding principles. First, we provide a competitive executive compensation package that enables us to attract, motivate and retain talented executives. Second, we base a major portion of each executive’s annual cash compensation on Paxar’s annual profitability and the annual profitability of the group or unit for which the executive is primarily responsible. Third, we align the financial interests of executives with long-term total shareholder return, particularly through stock options and performance awards based on stock. At its meetings on October 23, 2003 and January 21, 2004, the Committee reviewed reports from its consultant, an acknowledged leading executive compensation firm, analyzing and comparing competitive compensation levels and equity programs at comparable firms and in related industries. The Committee thoroughly evaluated the information in the report and the recommendations from management before approving the executive compensation program for 2004.

The executive compensation program has three major components: base salaries, annual incentives, and long-term incentives.

Base Salaries. Executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. The base salary of Arthur Hershaft is determined under the terms of his employment contract with us, as discussed in the section captioned, “Employment Contracts and Termination of Employment and Change of Control Arrangements,” beginning on page 15. Apart from any contractual commitments, we intend to maintain executive base salaries at competitive levels in the marketplace for comparable executive ability and experience and to place more emphasis on the incentive portion of executive compensation, thereby correlating compensation to performance. Normally, we review base salaries annually and determine changes based upon an executive’s contribution to corporate performance and competitive market conditions.

Annual Incentive Compensation. We have an annual incentive compensation program based upon corporate performance criteria in addition to the base salaries paid to executive officers. The measurement for senior corporate executives in 2003 was weighted on sales growth, increasing Economic Profit (net operating profit after tax plus a cost-of-capital charge), and personal business commitments. For 2004, the plan we adopted will measure senior business unit executives on Sales, Operating Income and Earnings Per Share. Executives on the corporate staff will be measured on Earnings Per Share and achieving business objectives.

Long-Term Incentives. For 2004 and the future, our Committee and the Board of Directors believe that the Paxar 2000 Long-Term Performance and Incentive Plan continues to provide an excellent vehicle for rewarding performance by our executives and retaining their services for the future, using both stock options and performance shares. The stock and stock-based awards made under the 2000 Plan are measured against various quantitative and qualitative targets and should qualify as “per-

formance based” for compliance with Section 162(m) of the Internal Revenue Code, which otherwise limits deductibility of compensation. The stock option grant awarded to Mr. Hershaft (see the table on page 14) was determined to be commensurate with option grants for similarly situated Chief Executive Officers. Performance Share Units awards for 2004 were approved at the Committee’s meeting on January 21, 2004 on a selected basis to a group of key executives. We issued 16,000 units to Arthur Hershaft, payable based on the total shareholder return of Paxar’s common stock as compared to return of the performance of the S&P SmallCap 600 Index for the period from January 1, 2004 through December 31, 2006.

Signed:	Leo Benatar, Chairman
Joyce F. Brown
James C. McGroddy
David E. McKinney

PERFORMANCE GRAPH

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years, in the total shareholder return on our common stock compared with (a) the total return on the Russell 2000 Index and (b) the total return on the Standard & Poor’s SmallCap 600 Index. The Russell 2000 is a small capitalization index. The average market capitalization of companies included in the Russell 2000 is approximately $530 million. The S&P 600 is a capitalization-weighted index of 600 domestic stocks chosen for market size, liquidity and industry representation, initiated in 1994. In 2003, the average market capitalization of the 10 largest companies in the S&P 600 was $2.7 billion, and for the 10 smallest the weighted average market value was $92 million. We are one of the constituent companies of the S&P 600.

The following graph assumes that $100 had been invested in each of Paxar Corporation, the Russell 2000 and the S&P 600 on December 31, 1998.

5-YEAR CUMULATIVE TOTAL RETURN

COMPARISON AMONG PAXAR CORPORATION,
RUSSELL 2000, AND S&P 600 INDEX

TOTAL SHAREHOLDER RETURNS

ASSUMES $100 INVESTED ON DECEMBER 31, 1998

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR END DECEMBER 31

The immediately preceding sections entitled “Report of the Executive Development and Compensation Committee” and “Performance Graph” do not constitute soliciting material for purposes of SEC Rule 14a-9, will not be deemed to have been filed with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing that we make with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 31, 2002, we acquired a 10% equity interest in Disc Graphics, Inc., a diversified manufacturer and printer of specialty paper board packaging, for $1,000,000. We have the option to acquire an additional 9% equity interest in Disc Graphics. At the same time, MSR I SBIC Partners, LLC (“MSR”) acquired a 40% interest in Disc Graphics. MSR is an affiliate of Main Street Resources, formally known as the Colt Capital Group. In July 2000, Arthur Hershaft became one of 75 subscribers to the $16,000,000 Colt Capital (now, MSR) SBIC Fund. On October 16, 2000, Mr. Hershaft paid $100,000 of his subscription amount of $250,000 to this fund. Our Board of Directors approved the Disc Graphics investment and believes there is no conflict of interest with Mr. Hershaft’s prior investment in the Colt Capital SBIC Fund. In March 2004, we put our shares back to Disc Graphics and were paid $1,000,000. Concurrently, Mr. Hershaft resigned from the Board of Directors of Disc Graphics.

On July 11, 2001, we entered into a Stock Repurchase Agreement with Arthur Hershaft, our Chairman. Under the Agreement, Mr. Hershaft agreed that he would sell or otherwise transfer his Paxar common stock only as provided in the Agreement. The Agreement was terminated on November 17, 2003.

The last transaction under the now-terminated Stock Repurchase Agreement occurred on August 7, 2002, when we purchased 399,420 shares of our common stock at the price of $15.96 per share.

We have agreed to pay Victor Hershaft a supplemental retirement benefit (“SRB”) equal to 60% of the average of his highest three years’ compensation from 1996 through 2001 when he reaches age 65. Pursuant to an option in the Agreement, Mr. Hershaft elected to have payments begin in 2002, subject to a 3% per year reduction in the percentage benefit. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

We have been leasing a plant in Sayre, Pennsylvania from Arthur Hershaft and other Hershaft family members, including heirs and estates, for more than 50 years. The lease expired at the end of 1998, and we continue to occupy and use the facilities at an annual rent of $108,000 while we try to negotiate a new lease agreement. Management has proposed to increase the rent to $120,000, retroactive to January 1, 2002 (approximately $3 per square foot), with termination provisions. We are awaiting approval from the owners and their representatives. The Audit Committee has reviewed the existing and proposed lease arrangements and has determined that the terms are no less favorable than terms obtainable from non-affiliated persons. The Audit Committee also concluded that this long-standing situation does not create any conflict of interest and is consistent with our Code of Business Conduct.

The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, serves as our principal outside counsel.

We renewed our Directors and Officers Liability Insurance from St. Paul Mercury Insurance Company for the period from June 30, 2003 through October 1, 2004, at an annual premium of $426,443. The policy insures us and our Directors and officers in accordance with the indemnification provisions of the New York Business Corporation Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

INDEPENDENT ACCOUNTANTS

In February, 2002, we informed Arthur Andersen LLP that its engagement as our independent public accountants to audit and certify our financial statements would be discontinued effective upon the completion of the audit of our December 31, 2001 financial statements. Arthur Andersen’s reports on our financial statements for the years ended December 31, 2001, 2000 and 1999, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended December 31, 2001, 2000 and 1999, and through March 27, 2002, the date of the filing of the our 2001 Annual Report on Form 10-K, there were no disagreements between Arthur Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The Audit Committee was authorized to select a new independent auditor and received proposals from all four major accounting firms. All four were thoroughly evaluated and after a series of interviews, we selected PricewaterhouseCoopers LLP (“PwC”) in April 2002.

On August 6, 2003, our Audit Committee dismissed PwC as its independent accountant effective upon completion of services related to the review of our June 30, 2003 financial statements. PwC was engaged by us in April 2002 to audit our financial statements for the year ended December 31, 2002. PwC’s report for the year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for the year ended December 31, 2002, and through August 6, 2003, there were no disagreements between PwC and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to PwC’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their report on the financial statements for such year.

During 2002 and through August 6, 2003, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), except that PwC indicated during its December 31, 2002 audit of our UK subsidiary, and advised our Audit Committee on March 3, 2003, that it considered “certain matters involving the internal control and operations in the United Kingdom” to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Such matters impacted the quality, timeliness and availability of certain financial information and resulted in the delay of our earnings release for the fourth quarter and year-end 2002 results. These matters primarily in-

volved: (i) the level of management review and supervision over the finance function and ownership of the audit process due primarily to numerous vacancies and changes in critical accounting roles during the year under audit; and (ii) the training necessary to enable financial personnel to effectively fulfill their roles. We implemented changes to correct all of the substantive matters raised by PwC and the internal controls and their operation in the United Kingdom have since been satisfactory.

On August 6, 2003, our Audit Committee retained Ernst & Young LLP (“E&Y”) to act as our independent public accountants to audit and certify our financial statements for the year ending December 31, 2003. The Committee has also retained E&Y for the year ending December 31, 2004.

Representatives of E&Y are expected to be present at the 2004 Annual Shareholders Meeting. E&Y may make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Auditors:

	2003 — E&Y	2002 — PwC

AUDIT FEES	$1,480,200	$1,096,900
AUDIT-RELATED FEES	$15,000	$51,000
TAX FEES	$300,000	$450,000
ALL OTHER FEES	None	None

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Directors and officers and persons who own more than ten percent of any class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than ten percent of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 2003, except each of Dr. McGroddy, Mr. Painter and Mr. Plaxe filed a late report on Form 4 with respect to one transaction.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

If you wish to submit proposals for possible inclusion in the Proxy Statement intended for our 2005 Annual Meeting of Shareholders, we must receive them no later than December 1, 2004 in order for them to be included in the Proxy Statement and form of proxy relating to that Annual Meeting. Proposals should be mailed to Paxar Corporation, to the attention of our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604. In addition, nominations for Directors, and other business to be properly brought before the 2004 Annual Shareholders Meeting, must be received by February 14, 2005.

OUR ANNUAL REPORT ON FORM 10-K

AND CORPORATE GOVERNANCE COMPLIANCE DOCUMENTS

If you own our common stock, you can obtain copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC, including the financial statements, without charge, by writing to Mr. Robert Powers, Vice President, Investor Relations, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604. You can also access the 2003 Form 10-K on our website at www.paxar.com by clicking on “Investor Relations” and then on “SEC Filings”. The 10-K can also be found on the SEC’s website at www.sec.gov. We published the Charters of our Standing Committees and our Corporate Governance Guidelines in our 2003 Proxy Statement. The current versions of these documents are posted on our website and may be accessed as indicated above by clicking on Corporate Governance.

By Order of the Board of Directors

Robert S. Stone, Secretary

White Plains, New York

March 29, 2004

Please mark here for address change or comments SEE REVERSE SIDE	☐

		FOR	WITHHOLD AUTHORITY
		all nominees	to vote for all nominees
		listed below	listed below
1.	To re-elect five Directors to serve for two-year terms, to elect one Director to serve for a two-year term and one Director to serve for a one-year term.	☐	☐

(Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME BELOW)

Nominees:
01 Arthur Hershaft	05 James C. McGroddy
02 Joyce F. Brown	06 Harvey L. Ganis
03 David L. Kolb	07 Roger M. Widmann
04 Thomas R. Loemker

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

Signature	Signature	Date	, 2004

The signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m.
Eastern Time the day prior to annual meeting day.

     Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

Internet http://www.eproxy.com/pxr Use the Internet to vote your proxy. Have your Proxy Card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your Proxy Card in hand when you call.	OR	Mail Mark, sign and date your Proxy Card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your Proxy Card.

You can view the Annual Report and Proxy Statement on
the Internet at www.paxar.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PAXAR CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

     The undersigned, a holder of common stock of Paxar Corporation (“Paxar”), a New York corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 29, 2004, and hereby appoints ARTHUR HERSHAFT and ROBERT S. STONE, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of Paxar held of record by the undersigned on March 19, 2004 at the Annual Meeting of Shareholders of Paxar, to be held on April 29, 2004 at 9:30 a.m., at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017, and any adjournment or adjournments thereof, as follows:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR THE ELECTION OF DIRECTORS AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

(To be signed on reverse side)

Address Change/Comments: Mark the corresponding box on the reverse side

FOLD AND DETACH HERE